SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)		May 5, 2003

Netro Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	000-26963	77-0395029

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3860 NORTH FIRST STREET, SAN JOSE, CALIFORNIA		95134

(Address of Principal Executive Offices)		(Zip Code)

Registrant’;s telephone number, including area code		(408) 216-1500

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Item 5. Other Events and Required FD Disclosure.

     On May 5, 2003, after receiving the necessary board authorization, Netro and SR Telecom agreed to an amendment no. 1 to the Agreement and Plan of Merger dated as of March 27, 2003 by and among Netro Corporation, SR Telecom Inc. and Norway Acquisition Corporation. The amendment changes the form o f merger consideration. The original agreement called for SR Telecom to issue American Depositary Shares (ADSs) representing 41.5 million shares of SR Telecom common stock as merger consideration. The amendment changes the consideration from ADSs to shares, such that the consideration consists of 41.5 million shares of SR Telecom common stock.

     This description of amendment no. 1 dated as of May 5, 2003 to the Agreement and Plan of Merger dated as of March 27, 2003 does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment no. 1 incorporated by reference as Exhibit 2.1 to this periodic report on Form 8-K.

     Also, Shlomo Yariv, our chief operating officer, has recently announced his intention to retire from Netro effective May 16, 2003. Mr. Yariv has been an important part of Netro’s management team and his departure may have a material negative effect on our business.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This periodic report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance of Netro. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements contained in this current report is included in Netro’s annual report on Form 10-K for the fiscal year ended December 31, 2002 and other filings with the Securities and Exchange Commission. The Company expressly disclaims any responsibility to update any projections contained herein.

Item 7. Financial Statements and Exhibits

2.1 Amendment No. 1 dated as of May 5, 2003 to the Agreement and Plan of Merger dated as of March 27, 2003 by and among Netro Corporation, SR Telecom Inc. and Norway Acquisition Corporation.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2003	By:	/s/ Sanjay Khare
Sanjay Khare Vice President and Chief Financial Officer

Exhibit Index

2.1 Amendment No. 1 dated as of May 5, 2003 to the Agreement and Plan of Merger dated as of March 27, 2003 by and among Netro Corporation, SR Telecom Inc. and Norway Acquisition Corporation.